KENNETH EHRMAN

April 9, 2025

By Email

Board of Directors
Duos Technologies Group, Inc.
7660 Centurion Parkway
Suite 100
Jacksonville, Florida 32256

Gentlemen:

I have greatly enjoyed my service since January 2019 on the Board of Directors of Duos, in particular as Chairman since 2020. The Company has made great strides during that time and I am sure it will continue its success under the management of Chuck and his team.

After six years with Duos, I have decided to focus more time on my individual businesses, especially Halo Collar. As a result, I am submitting my resignation as Chairman and a Director of Duos. Please be assured I have no disagreement with the Company on any matter relating to its operations, policies, or practices.

With best regards to the Board and everyone at Duos.

Very truly yours,

DocuSigned by:

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Kenneth Ehrman